Exhibit 15.1

LETTER OF AWARENESS

To the Directors and Shareholders of MSCI Inc.:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of MSCI Inc. as of February 29, 2008 and May 31, 2008 and for the three months ended February 29, 2008 and February 28, 2007 and the three and six months ended May 31, 2008 and 2007, and have issued our reports dated April 10, 2008 and July 7, 2008, respectively. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above which are included in MSCI Inc.’s Quarterly Reports on Form 10-Q for the quarters ended February 29, 2008 and May 31, 2008 are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York

July 15, 2008